UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C.  20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) April 18, 2005

BEST BUY CO., INC.

(Exact name of registrant as specified in its charter)

Minnesota

1-9595

41-0907483

(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

7601 Penn Avenue South Richfield, Minnesota		55423
(Address of principal executive offices)		(Zip Code)

Registrant’s telephone number, including area code (612) 291-1000

N/A

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement.

On April 18, 2005, the Compensation and Human Resources Committee (the “Committee”) of the Board of Directors of Best Buy Co., Inc., approved performance-based short-term incentive awards for the registrant’s executive officers, conditioned on the achievement of specified performance goals for its fiscal year ending February 25, 2006. The awards were made pursuant to the registrant’s Executive Officer Short-Term Incentive Program under its 2004 Omnibus Stock and Incentive Plan.

The short-term incentive awards are conditioned on three performance goals: i) the registrant’s actual Economic Value Added (“EVA®”) performance for fiscal 2006 as compared with a goal approved by the Committee; ii) actual performance as compared with goals approved by the Committee regarding the registrant’s fiscal 2006 operating income rate, customer centricity store revenue, customer loyalty scores and employee turnover improvement; and iii) individual performance based on achieving fiscal 2006 goals related to each executive officer’s operational or functional responsibilities.

The actual incentive amount for each executive officer, payable in cash, will be an amount ranging from 0% to 200% of the executive officer’s short-term incentive target, based on actual performance compared with the specific goals established by the Committee. The short-term incentive targets for the registrant’s Chief Executive Officer and its Vice Chairman (previously the registrant’s President and Chief Operating Officer) are 150% and 100% of base salary, respectively. For all other executive officers, the short-term incentive targets range from 65% to 75% of base salary.

Best Buy Co., Inc.’s Annual Report to Shareholders and its reports on Forms 10-K, 10-Q and 8-K and other publicly available information should be consulted for other important information about the registrant.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

BEST BUY CO., INC.
(Registrant)

Date: April 22, 2005	/s/ James L. Muehlbauer
James L. Muehlbauer
Senior Vice President – Finance